Exhibit 10.3

Execution Copy

BLACK STONE MINERALS COMPANY, L.P.

2009 EMPLOYMENT AGREEMENT

This 2009 Employment Agreement (this “Agreement”) is made and entered into as of December 9, 2008, but effective as of April 1, 2009, by and between Black Stone Minerals Company, L.P., a Delaware limited partnership (“BSMC”), and Thomas L. Carter, Jr. (“Employee”).

The parties agree as follows:

1. Employment; Term; Duties; Compensation and Benefits.

(a) Unless terminated pursuant to Section 2 hereof, BSMC hereby agrees to employ Employee, and Employee hereby agrees to remain an employee of BSMC, for a three year period commencing on April 1, 2009 and expiring on March 31, 2012 (the “Employment Term”). On March 31, 2010, and each successive March 31 thereafter, the Employment Term shall automatically be extended for one additional year. Notwithstanding the foregoing, upon written notice by either party the Employment Term shall cease to be extended as provided in the preceding sentence. Following the expiration of the Employment Term, Employee shall be employed at will by BSMC and his employment shall continue under the terms of this Agreement until terminated upon written notice at any time by either party.

(b) Employee serves as Chairman and Chief Executive Officer. Employee will be responsible for the general oversight, supervision and management of BSMC. Employee will also have such other responsibilities and duties as are customarily associated with the position of chairman or chief executive officer or as may be from time to time assigned to Employee by the Board of Managers (the “Board”) of Black Stone Natural Resources, L.L.C., the general partner of BSMC (the “General Partner”).

(c) Employee agrees that he will serve BSMC faithfully, diligently and to the best of his ability during the period of his employment with BSMC, and that he will devote substantially all of his full time and efforts during business hours to the business of BSMC, reasonable vacations and sick leaves in accordance with BSMC’s policies excluded. BSMC acknowledges that, consistent with Employee’s obligations under this Agreement, from time to time Employee has fulfilled his responsibilities to the Company and performed his duties at locations other than BSMC’s principal place of business, and BSMC agrees that Employee may continue this practice so long as and to the extent that the performance of his obligations to BSMC is not adversely affected. This Section 1(c) shall not prevent Employee from (i) investing personal assets in such form or manner as may require occasional or incidental services on the part of Employee in the management, conservation and protection of such investments, provided that such investments and actions are not competitive or in conflict with BSMC or its business or any business of its affiliates or (ii) participating in social, civic, charitable, religious, educational or professional associations; provided, that in both (i) and (ii) such participation in such activities will not prevent Employee from devoting substantially all of his full time and efforts to BSMC.

(d) (i) BSMC shall pay Employee an annual base salary of $575,000 per year, which shall be payable in accordance with BSMC’s customary payroll practices with respect to amount, time and manner of payment, subject to such withholdings and deductions as may be required under applicable law. Such base salary may not be decreased during the Employment Term, but, although not required, may be increased in accordance with the general practices of BSMC.

(ii) Not later than March 30 of each year during the Employment Term, BSMC shall pay Employee an annual performance bonus with respect to the previous calendar year as provided below. The targeted performance bonus is 120% of Employee’s annual base salary (the “Target Bonus”). With respect to each calendar year ending during the Employment Term, the annual performance bonus shall equal the product of the EBITDA Achievement Ratio times the Target Bonus. “EBITDA Achievement Ratio” means, for any calendar year, the ratio of BSMC’s Contract EBITDA for such calendar year to Budgeted Contract EBITDA for such calendar year; provided, however, that if the foregoing ratio of Contract EBITDA to Budgeted Contract EBITDA is less than 50%, the EBITDA Achievement Ratio for such calendar year shall be deemed to equal 0%. “Contract EBITDA” means, for any calendar year, the sum of BSMC’s (A) net income, plus (B) interest expense, plus (C) income tax expense, plus (D) depreciation, depletion or amortization expense for such calendar year, plus (E) compensation expense associated with grants or issuances of equity interests (including carried interests in real property) to employees or members of the Board or associated with BSMC’s incentive or retention plans or agreements (whether cash or equity) plus (F) dry hole expense, as determined in accordance with United Stated general accepted accounting principles, consistently applied. “Budgeted Contract EBITDA” means, for any calendar year, the Contract EBITDA projected for such calendar year in the annual budget approved by the Board. Employee shall not be entitled to receive an annual performance bonus unless Employee is employed by BSMC on the earlier of the date of payment of the annual performance bonus or the due date thereof, except to the extent otherwise provided in Section 2(d)(i) or 2(d)(ii).

(ii) Employee shall be entitled to participate in BSMC’s Senior Executive Incentive Plan (the “Incentive Plan”).

(iii) Upon the formation by BSMC or any of its subsidiaries or affiliated entities during the Employment Term of any additional co-investment entity or investment fund for the primary purpose of investing in fee mineral properties, royalty interests (including overriding royalty interests), working interests or other natural resource assets, Employee will be entitled to acquire a beneficial interest in any carried or reversionary interest in any such additional co-investment entity or investment fund in an amount and on terms consistent with BSMC’s past practices as determined by the Board in good faith. In furtherance of the foregoing, BSMC agrees to transfer, or cause to be transferred, to Employee for nominal consideration a beneficial interest in 15% of the carried interest in Black Stone Natural Resources III, L.P. and Black Stone Natural Resources III-B, L.P. and 20% of the carried interest in O’Connell Partners, L.P., subject to vesting, forfeiture or repurchase terms similar to those applicable to other senior officers of BSMC. It is presently anticipated that any such carried or reversionary interests may be held in an entity structured in a manner substantially similar to those previously organized by BSMC to hold such interests. Any unvested beneficial interest of Employee in the carried or reversionary interest shall, at the option of BSMC, be subject to forfeiture or repurchase by BSMC or its designee for nominal consideration of $1.00 upon termination of Employee’s employment.

(e) BSMC shall reimburse Employee for all reasonable and necessary expenses incurred by him in the performance of his duties to BSMC, including monthly health club and country club membership dues, provided that Employee presents to BSMC written accounts thereof and appropriate evidence of payment in accordance with BSMC’s normal policies.

(f) During the Employment Term, Employee shall be entitled to receive all welfare benefits generally available to other similarly situated employees of BSMC.

2. Termination of Employment. Employee’s employment shall be terminated upon the occurrence of any one or more of the following events:

(a) BSMC terminates Employee for cause. For purposes of this Agreement, “cause” shall include the following:

(i) Employee has failed or refused to perform or observe any material term or provision hereof (including voluntarily terminating his employment with BSMC) or to materially follow and satisfactorily perform (in BSMC’s reasonable discretion) any lawful directions of the Board;

(ii) Employee has been indicted for or convicted of, or has pleaded guilty or nolo contendere to a charge that he committed, a felony or other crime of moral turpitude;

(iii) Employee has perpetrated an act of fraud or dishonesty against or involving, or theft of property of, BSMC or any subsidiary or affiliate of BSMC;

(iv) Employee has violated any applicable federal, state or local law or regulation and, as a result of such violation, has become, or has caused BSMC or any of its subsidiaries or affiliates to become the subject of any legal action or administrative proceeding or a suspension of any right or privilege;

(v) Employee has committed any act that causes, or shall knowingly or recklessly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of BSMC or any of its subsidiaries or affiliates; or

(vi) Chronic alcoholism, drug addiction or any other form of addiction that materially impairs Employee’s ability to perform the terms and provisions of this Agreement, as determined by a physician retained by BSMC (and the conclusion of such physician shall be determinative).

Based on the Board’s knowledge of the manner in which Employee fulfills his responsibilities to BSMC and performs his duties, BSMC agrees that it is not now aware of any circumstance that would constitute cause under this Agreement.

(b) Death of Employee.

(c) Disability of Employee. For purposes of this Agreement, “disability” shall mean a mental or physical condition resulting from an injury or illness that renders Employee incapable of performing the essential functions of his position with reasonable accommodations from BSMC for 90 days out of any 120 day period.

(d) BSMC terminates Employee without cause during the Employment Term or Employee terminates his employment for Good Reason.

(i) Subject to the provisions of Section 2(d)(ii), upon BSMC’s termination of Employee without cause during the Employment Term, Employee’s employment under this Agreement shall thereupon terminate and BSMC shall pay to Employee promptly following such termination that portion of the base salary and the Target Bonus (prorating the Target Bonus for the calendar year in which the termination occurs without regard to actual performance) to be paid to him under Section 1 hereof that has accrued to the date of such termination. In addition, upon BSMC’s termination of this Agreement without cause BSMC shall pay to Employee an amount (the “Severance Payment”) equal to the sum of (i) any unpaid annual performance bonus for the year prior to the year in which the termination occurs and (ii) his base salary and his Target Bonus for the remainder of the Employment Term (as in effect immediately prior to the termination of employment and prorated as appropriate), which Severance Payment shall not be less than the sum of his annual base salary plus his Target Bonus, or such pay in lieu of notice as may be required under applicable law, whichever is greater, in full and final satisfaction of any and all obligations of BSMC and its affiliates to Employee, whether statutory or otherwise. BSMC shall make the payments to Employee required by this Section 2(d)(i) within 60 days of the effective date of the termination of this Agreement, except as may be otherwise required by applicable law or in order to comply with Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”), including regulations or other guidance issued with respect thereto, such that the payment shall not be subject to excise tax under Section 409A of the Code. Upon termination without cause, Employee shall deliver to BSMC, within 10 days of the effective date of termination, his release of BSMC and its affiliates from any and all claims, both present and future, that he may have against BSMC or its affiliates, which release shall be satisfactory in form and substance to BSMC in its sole discretion. In the event that such release is not delivered to BSMC in the manner described, Employee will be in breach of this Agreement and be deemed to have forfeited his right to receive the payments otherwise required by the third sentence of this Section 2(d)(i).

(ii) Upon BSMC’s termination of Employee without cause during the Employment Term after a Change of Control, or Employee’s termination of his employment for Good Reason, BSMC shall pay to Employee promptly following any such termination by BSMC or Employee that portion of the base salary and the Target Bonus (prorating the Target Bonus for the calendar year in which the termination occurs without regard to actual performance) to be paid to him under Section 1 hereof that has accrued to the date of such termination. In addition, following any such termination of this Agreement after a Change of Control, BSMC shall pay to Employee the greater of the amount that is payable to Employee pursuant to the second sentence of Section 2(d)(i) or an amount equal to the product of two times the sum of his annual base salary and his Target Bonus in effect at the time of the termination. BSMC shall make the payments to Employee required by this Section 2(d)(ii) within 60 days of the effective date of the termination of this Agreement, except as may be otherwise required by applicable law or in order to comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment shall not be subject to excise tax under Section 409A of the Code. Upon any termination of Employee pursuant to this Section 2(d)(ii), Employee shall deliver to BSMC, within 10 days of the effective date of termination, his release of BSMC and its affiliates from any and all claims, both present and future, that he may have against BSMC or its affiliates, which release shall be satisfactory in form and substance to BSMC in its sole discretion. In the event that such release is not delivered to BSMC in the manner described, Employee will be in breach of this Agreement and be deemed to have forfeited his right to receive the payments otherwise required by the second sentence of this Section 2(d)(ii). “Change of Control” means (i) the transfer of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of a majority of the outstanding units of BSMC or a majority of the outstanding shares of the General Partner to any person or entity (including a “group” as such term is used in Section 13(d)(3) of the Exchange Act), except that if beneficial ownership would be deemed to occur merely upon the execution of voting agreements to support a merger, consolidation or other business combination transaction to be consummated in the future, then the Board may in its sole discretion determine that the date of such Change of Control shall instead be the date of such consummation; (ii) the partners of BSMC or the members of the General Partner prior to any merger, consolidation or other business combination transaction do not continue to own at least fifty percent (50%) of the surviving entity following such merger, consolidation or other business combination transaction; (iii) other than in the ordinary course of business, BSMC sells, leases or exchanges all or substantially all of the assets of BSMC and its controlled subsidiaries, taken as a whole, to any other person or entity (other than a direct or indirect controlled subsidiary of BSMC); (iv) BSMC is materially or completely liquidated; (v) on or after the first public equity offering of partnership interests or other equity securities of BSMC, the General Partner or any controlled subsidiary thereof or successor thereto registered under the Securities Act of 1933 (“IPO”), if any person or entity (including a “group” as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the units, shares or other equity securities of BSMC, the General Partner or any such subsidiary or successor; or (vi) during any consecutive two-year period, individuals who constituted the Board

(together with any new managers whose election by the Board or whose nomination for election by the members of the General Partner was approved by a vote of at least three quarters of the managers still in office who were either managers at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board. “Good Reason” shall mean at any time subsequent to a Change of Control or IPO BSMC assigns to Employee any duties materially inconsistent with Employee’s positions, duties, responsibilities and status with BSMC immediately prior to the Change of Control or IPO or BSMC changes Employee’s reporting responsibilities, titles or offices as in effect immediately prior to such Change of Control or IPO.

(e) Employee resigns or otherwise voluntarily terminates his employment other than for Good Reason.

(f) In the case of termination of Employee’s employment pursuant to Section 2(a), 2(b), 2(c) or 2(e), BSMC shall pay to Employee promptly following such termination that portion of the base salary to be paid to him under Section 1 hereof that has accrued to the date of such termination.

(g) BSMC acknowledges that the termination of Employee’s employment by BSMC shall not, in and of itself, affect Employee’s status as a member of the Board.

3. Confidentiality; Non-Solicitation.

(a) In the course of performing his duties for BSMC, Employee acknowledges that he has had in the past, and will continue to have in the future, access to certain proprietary information of BSMC (for the purposes of this Section 3 only, “BSMC” shall mean collectively BSMC and its subsidiaries and affiliated entities) concerning the properties, customers, pricing, suppliers, methods, processes, techniques, finances, administration, devices, trade secrets and operations of BSMC, including, but not limited to ownership, production, engineering, seismic and geologic information about the oil and gas properties and acquisition targets of BSMC; information regarding sales and hedging activities and strategies of BSMC; trade secrets of BSMC; data regarding technology of BSMC; information regarding pricing, pricing techniques and procurement by BSMC; financial data regarding BSMC; software programs; and other property, sales, technical and financial information and know-how (collectively “Confidential Information”). Employee further acknowledges that this Confidential Information is a valuable, special and unique asset of BSMC and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of BSMC. In light of the competitive nature of the business in which BSMC is engaged, Employee agrees that, so long as such information is not otherwise available to the public (through no fault or breach of confidence by Employee or any other party) or required by a governmental authority to be disclosed, he will maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has (or had) access in connection with his past and future employment by BSMC and that he will not (i) disclose any Confidential Information to any person or entity or (ii) make any use of any Confidential Information for his own purposes or for the direct or indirect benefit of any person or entity other than BSMC without the express prior written consent of BSMC. This provision shall not restrict Employee from disclosing a general description of his job and his job duties for BSMC which does not include reference to any specific Confidential Information of BSMC.

(b) Employee agrees that all documents, records, notes, forms, manuals, notebooks, drawings, reports, books and other documents of any nature, or copies thereof, pertaining to the business or operations of BSMC and received or made by Employee or made known to him in any manner in connection with his past or future employment by BSMC and any other Confidential Information are and will be the exclusive property of BSMC. Employee agrees not to copy or remove any of such Confidential Information from the premises and custody of BSMC except as expressly agreed by BSMC, or in the course of the performance of his duties hereunder, or to disclose the contents thereof to any person or entity. Employee acknowledges that all such Confidential Information will be subject to the control of BSMC, and Employee agrees to surrender same upon the request of BSMC and that he will surrender same immediately upon any termination of his employment with BSMC for any or no reason.

(c) In furtherance of the agreements contained in this Section 3, from the date hereof and for a period of two years after Employee’s employment with BSMC is terminated for any or no reason, Employee, on behalf of himself and his present and future affiliates and employers, agrees not to and shall not, directly or indirectly, solicit any employee of BSMC or independent contractor working in the land administration department of BSMC (“Independent Contractor”) to terminate his or her employment or other contractual relationship with BSMC, and Employee further agrees not to, and shall not, directly or indirectly, solicit, recruit, hire or engage, assist others in soliciting, recruiting, hiring or engaging, discuss employment or engagement of, or refer others concerning employment or engagement of, any person who is or was an employee or Independent Contractor of BSMC.

(d) In the event of a breach or threatened breach by Employee of any provision of this Section 3, BSMC shall be entitled to temporary or permanent injunctions and other appropriate relief restraining Employee from using, disclosing or retaining, in whole or in part, Confidential Information and from violating the terms of Section 3(c) of this Agreement. Employee hereby waives any requirement that BSMC post any bond in connection with obtaining any such relief. Nothing herein shall be construed as prohibiting BSMC from pursuing any other remedies available to it.

(e) Employee recognizes, agrees and represents that BSMC would not permit Employee access to the Confidential Information unless Employee agrees to the restrictions contained herein, and that BSMC is relying on the agreements of Employee contained in this Agreement in permitting Employee access to the Confidential Information. Employee represents that being permitted access to the Confidential Information and the compensation described in this Agreement constitutes significant and valuable consideration for his agreements hereunder. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Section 3 are unreasonable or overbroad, the parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed.

(f) The agreements contained in this Section 3 shall survive the termination of this Agreement and Employee’s employment hereunder.

4. Inventions and Patent Rights, Computer Programs and Copyrights.

(a) Employee will immediately fully inform and disclose to BSMC all inventions, designs, improvements, discoveries, computer programs or other works that he may create or originate during the term of this Agreement that pertain or relate to his employment with BSMC and its affiliates or to the business or activities of BSMC or its affiliates, whether conceived by Employee alone or with others and whether or not conceived during normal working hours. All such inventions, designs, improvements and discoveries shall be the sole and exclusive property of BSMC and its affiliates.

(b) Employee shall assist BSMC and its affiliates to obtain patents on all such inventions, designs, improvements and discoveries and shall execute all documents and do all things necessary, whether during the term of this Agreement or after its termination, to obtain letters patent, vest BSMC and its affiliates with full and exclusive title thereto and protect the same against infringement by others.

(c) Employee further agrees that the copyright to any computer program or other work originated by Employee during the term of this Agreement is granted and assigned to BSMC where such computer program or other work relates in any way to his employment with BSMC and its affiliates or to the business or activities of BSMC or its affiliates.

(d) The obligations of Employee set forth in this Section 4 shall continue beyond the termination of this Agreement with respect to any and all inventions, designs, improvements, discoveries, computer programs or other works conceived or made by him during the term of this Agreement and such obligation shall be binding upon the assigns, executors, administrators and other legal representatives of Employee.

5. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Employee by BSMC after April 1, 2009, but does not affect any rights and obligations under that certain Second Amended and Restated Employment Agreement dated effective as of January 1, 2006 or the Second Amended and Restated Incentive Award Agreement dated effective as of January 1, 2006 (the “Incentive Award Agreement”). Notwithstanding the foregoing, the parties hereby agree that all rights of BSMC under Section 4 or 5 of the Incentive Award Agreement to purchase Tier 2 Units (as defined in the Incentive Award Agreement) or interests in certain joint ventures holding carried or reversionary interests in certain co-investment entities or investment funds formed by BSMC or any of its subsidiaries or affiliated entities are hereby waived and Sections 4 and 5 of the Incentive Award Agreement shall have no further force or effect.

6. Acknowledgments. Employee recognizes and agrees that the enforcement of this Agreement is necessary and essential to ensure the preservation and continuity of the business and good will of BSMC and its affiliates and to realize and derive all of the benefits, rights and expectations of conducting such business. Employee agrees that, due to the nature of BSMC’s business, the scope and the duration of the covenants set forth in this Agreement are in all respects reasonable. BSMC acknowledges that any amounts which Employee is entitled to receive under this Agreement at or subsequent to the date of termination of Employee’s employment shall be payable in accordance with the terms of this Agreement.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) or by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

If to Employee:

Mr. Thomas L. Carter, Jr.

2221 River Oaks Boulevard

Houston, TX 77019

If to BSMC:

Black Stone Minerals Company, L.P.

1001 Fannin Suite 2020

Houston, Texas 77002

Facsimile No.: (713) 658-0943

Attention: President and Chief Operating Officer

8. Assignments. The rights and obligations under this Agreement of BSMC and Employee may not be assigned, except that BSMC may, at its option, assign one or more of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, or in connection with a transfer of all or substantially all of the assets or stock of BSMC or a merger or consolidation of BSMC with and into another partnership or other entity.

9. Counterparts. This Agreement may be executed in several identical counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

10. Modification; Waiver. This Agreement may be modified only by a written agreement signed by Employee and BSMC. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

11. Governing Law. The provisions of this Agreement shall be construed In accordance with the internal laws (and not the laws of conflict) of the State of Texas.

12. Resolution of Disputes.

(a) Except for exercise of any legal or equitable remedies which may be necessary to enforce the obligations of the parties under Section 3, the parties shall attempt in good faith to resolve promptly by negotiations any dispute arising out of or relating to this Agreement. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within 10 days after the giving of such notice, Employee and BSMC shall meet at a mutually acceptable location in Houston, Texas to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the disputing party’s notice, or if the parties fail to meet within 10 days after their initial meeting, either party may initiate arbitration proceedings (as hereinafter provided) to resolve the dispute. If a party intends to be accompanied at a meeting by an attorney, the other party shall be given at least 3 business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 12(a) shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

(b) Except for exercise of any legal or equitable remedies which may be necessary to enforce the obligations of the parties under Section 3, any dispute arising out of or relating to this Agreement, or the breach, termination or validity hereof, and which has not been resolved as provided in Section 12(a), shall be finally settled by arbitration conducted expeditiously in accordance with the rules and regulations of the American Arbitration Association. The parties shall mutually agree on a single arbitrator sitting in Houston, Texas and the parties hereto agree to be bound by the arbitrator’s decision. Judgment of the award decided upon by the arbitrator may be entered in any state or federal court having jurisdiction thereof.

(c) BSMC shall promptly pay or reimburse Employee for all costs and expenses, including, without limitation, costs and attorneys’ fees, incurred by Employee as a result of any claim, action or proceeding (including, without limitation a claim, action or proceeding by Employee against BSMC) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof which the court or arbitrator determines was decided substantially in favor of Employee.

13. Severability. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14. Waivers. No delay of omission by BSMC in exercising any right of BSMC under this Agreement shall operate as a waiver of that or any other right. A waiver by BSMC on any one occasion of any particular right shall be effective only in that particular instance and shall not be construed as a waiver of that or any other right on any other occasion.

15. No Mitigation or Set-off. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Employee mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of his employment by another employer or otherwise. A party’s obligations to make payments to the other party under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that such party may have against the other party.

16. Captions; Interpretation; Code Section 409A.

(a) The captions contained herein are for convenience only, form no part of this Agreement and shall not in any way affect its interpretation. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. The language used in this Agreement has been chosen by the parties to express their mutual intent and understanding, and no rule of strict construction shall be applied against any party.

(b) This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Company otherwise determines in writing, the amount shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Any payments made under this Agreement due to the termination of this Agreement are intended to be payments made upon a “separation from service” as described in Section 409A of the Code.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.

BLACK STONE MINERALS COMPANY, L.P.

By:	Black Stone Natural Resources, L.L.C.
General Partner

	By:	/s/ Hallie A. Vanderhider
Hallie A. Vanderhider
President and Chief Operating Officer

/s/ Thomas L. Carter, Jr.
Thomas L. Carter, Jr.

APPROVED:

/s/ Risher Randall
Risher Randall
Chairman of the Compensation Committee